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                                 CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR.,VICE PRESIDENT-
MARCH 31, 1998                                            CORPORATE DEVELOPMENT
                                                        (405)848-8000, EXT. 257


                CHESAPEAKE ENERGY CORPORATION INCREASES RESERVES
                IN THE HELMET AREA OF NORTHEAST BRITISH COLUMBIA

OKLAHOMA CITY, OKLAHOMA, MARCH 31, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it has agreed to acquire from a privately-held, Calgary-based corporation all of its British Columbia properties. Chesapeake has agreed to pay the seller $33 million (C$47 million) for approximately 40 billion cubic feet of proved natural gas equivalent (bcfe) reserves, which are primarily located in the Helmet area of Northeast British Columbia and during 1997 produced 15 million cubic feet of natural gas equivalent per day. The reserves are 98% natural gas, have a reserve-to-production index of approximately eight years, are operated by Ranger Oil Limited, and are located in the Chesapeake/Ranger Helmet Area AMI announced in January 1998. The effective date of the transaction is January 1, 1998 with closing scheduled for late April 1998.

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer stated, "This transaction builds on our strategy of concentrating Chesapeake's Canadian assets in the Helmet area where the Jean Marie formation holds very attractive long-lived gas reserves. After this transaction, Chesapeake will have increased its proved gas reserves in the Helmet area to almost 100 bcfe with substantial upside provided through more than 100 undrilled locations.

Chesapeake's Canadian strategy is based on our beliefs that Canadian natural gas prices are likely to rise significantly as a result of the tightening North American gas market and increased Canadian export capacity, western Canada is underdrilled compared to the U.S., and that underdeveloped, high potential formations such as the Jean Marie will be responsive to technological innovations such as horizontal drilling. We believe our joint ventures with Ranger and Pan East will provide substantial exploration upside for Chesapeake's shareholders and are an excellent complement to our lower risk Mid-Continent drilling program."

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.

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The information contained in this release includes certain forward-looking statements. When used in this document, the words budget, budgeted, anticipate, expects, estimates, believes, goals or projects and similar expressions are intended to identify forward-looking statements. It is important to note that Chesapeake's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: production variances from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations and acquisition strategy and the related need to fund such capital requirements through commercial banks and/or public securities markets, environmental risks, drilling and operating risks, risks related to exploration and development drilling, the uncertainty inherent in estimating future oil and gas production or reserves, uncertainty inherent in litigation, competition, government regulation, and the ability of the Company to implement its business strategy, including risks inherent in integrating acquisition operations into the Company's operations.




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